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                                                                  EXHIBIT 10(22)

                      [AXSYS TECHNOLOGIES, INC. LETTERHEAD]


December 10, 1999





Mr. John Clark
733 Langdale Road
Fort Collins, Colorado  80526

Dear John:

I am pleased that you have decided to join Axsys as Vice President, Operations. The terms of your employment will be as set forth on the attached Exhibit I hereto. Please indicate your agreement by executing the two copies of this letter in the space provided below and return one copy via the enclosed envelope.

This is an exciting time in the development of Axsys. I look forward to working with you to improve the Company's operations and support our long-term strategy of retaining and building the Company's position as a leader in the design and manufacture of precision measurement and positioning products.

Yours truly,

/s/ Stephen W. Bershad

Stephen W. Bershad
Chairman

Encl./

I acknowledge and accept the terms and conditions of employment referenced above.




/s/ John Clark                                          12/15/99
-----------------------------                     --------------------
    John Clark                                            Date



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                                                                       EXHIBIT I

                           Summary of Employment Terms

Position; Duties:          Vice President, Operations of Axsys Technologies,
                           Inc. (the "Company"). Executive will exercise such duties as customarily pertain to the office of Vice
                           President, Operations, and shall report to the President and Chief Operating Officer. Executive's duties will involve, among others: training in "Lean thinking;" managing Lean initiatives; recruiting Lean team; Information and Technology activities; and Procurement activities. Executive acknowledges that his duties will require significant travel, including travel to the Company's various operating units located throughout the United States. Executive will initially be based in Fort Collins, Colorado and will operate from an office located at his residence there. Executive represents and warrants that he is not a party to any agreement that would affect in any way his employment by the Company.

Compensation:              $160,000 per year, paid in accordance with the
                           Company's regular payroll practices. Executive will be eligible for annual incentive compensation targeted at 50% of Executive's annual base compensation based upon achievement of objectives to be agreed upon. Annual incentive compensation will be payable in accordance with Company's incentive compensation policies. To be adjusted equitably for partial year.

Signing Bonus:             The Company will also make a lump sum payment to
                           Executive of $25,000 as a signing bonus, to be paid with Executive's first regularly scheduled salary payment. If Executive voluntarily terminates his employment with the Company within 1 year of Executive's hire date, Executive will be required to reimburse the Company for the entirety of the $25,000 payment. Such payment shall be due and payable in full on the first day following Executive's final day of employment by the Company.

Stock Options:             Executive will be entitled to participate in the
                           Company's Amended and Restated Long-Term Stock
                           Incentive Plan. Executive's initial option grant (to be granted in connection with regular annual option grants during the first quarter of 2000) shall cover
                           10,000 shares of common stock at an exercise price equal to closing stock price on date grant is approved by the Company's Long-Term Stock Incentive
                           Plan Committee. Options will vest 20% on each anniversary of grant date, beginning on first anniversary of date of grant. Will accelerate on change in control in accordance with provisions of Company's existing form of stock option agreement.

Termination Without
  Cause: Executive will be entitled to continuation of base salary and welfare benefits in the event Executive is terminated by the Company without


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                           cause for a period ending on the earlier of six
                           months after termination or Executive's commencement of full-time employment with another employer.

Benefits:                  Executive will be entitled to benefits consistent
                           with other senior corporate executives of the Company, including annual paid vacation of 3 weeks.

Start Date:                January 3, 2000